EXHIBIT 8.1

August 14, 2006	Mayer, Brown, Rowe & Maw LLP
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Chicago, Illinois 60606-4637

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CNH Wholesale Receivables LLC	www.mayerbrownrowe.com

100 South Saunders Road

Lake Forest, Illinois 60045

Re:	CNH Wholesale Receivables LLC—
Registration Statement
on Form S-3 (No. 333-133489)

Ladies and Gentlemen:

We have acted as special counsel for CNH Wholesale Receivables LLC, a Delaware limited liability company (the “Company”), in connection with the above-captioned registration statement (such registration statement, together with the exhibits and any amendments thereto, the “Registration Statement”), filed by the Company registering asset-backed notes (the “Notes”) secured by the interest of CNH Wholesale Master Note Trust, a Delaware statutory trust (the “Trust”), in various receivables and related assets. The Notes of a particular Series will be issued pursuant to a master indenture (as may be amended, modified or supplemented, the “Master Indenture”), between the Trust and JPMorgan Chase Bank, N.A., as indenture trustee (the “Indenture Trustee”), and a related indenture supplement (the “Indenture Supplement” and together with the Master Indenture, the “Indenture”), between the Trust and the Indenture Trustee, substantially in the form filed as Exhibit 4(b) to the Registration Statement. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned to them in the Master Indenture.

We have examined executed copies of the Registration Statement, including the base prospectus (the “Base Prospectus”) and the prospectus supplement (the “Prospectus Supplement”) included therein, the Master Indenture, the Trust Agreement, the Receivables Purchase Agreements and the Transfer and Servicing Agreement, the form of the Indenture Supplement filed as Exhibit 4(b) to the Registration Statement and such other documents as we have deemed necessary for the purposes of this opinion (collectively, the “Transaction Documents”).

Based on the foregoing, it is our opinion that, for U.S. Federal income tax purposes: (i) the Notes will be treated as indebtedness; and (ii) the Trust will not be treated as an association (or a publicly traded partnership) taxable as a corporation. We further hereby confirm that the statements set forth in the Base Prospectus under the heading “U.S. Federal

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Income Tax Consequences” and the statements in the Prospectus Supplement under the heading “Structural Summary — Tax Status” are based on a reasonable interpretation of existing U.S. tax law and, to the extent that such discussions expressly state our opinion, we hereby confirm and adopt such opinion herein.

The opinion set forth above is based on relevant provisions of the United States Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder, and interpretations of the foregoing as expressed in court decisions, administrative determinations, and legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.

This opinion is furnished by us as special counsel for the Company and may be relied upon by you only in connection with the transactions contemplated by the Transaction Documents. It may not be used or relied upon by you for any other purpose, nor may copies be delivered to any other person, without in each instance our prior written consent. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

This opinion letter is based on the facts and circumstances set forth in the Base Prospectus, the form of Prospectus Supplement and in the other documents reviewed by us. Our opinion as to the matters set forth herein could change with respect to a particular series of Notes as a result of changes in facts and circumstances, changes in the terms of the documents reviewed by us, or changes in the law subsequent to the date hereof. As the Registration Statement contemplates series of Notes with numerous different characteristics and the Base Prospectus, form of Prospectus Supplement and the Transaction Documents related thereto do not relate to a specific transaction, the particular characteristics of each series of Notes must be considered in determining the applicability of this opinion to a particular series of Notes and such opinion may require modification in the context of any actual transaction.

We consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name therein, without admitting that we are “experts” within the meaning of the 1933 Act or the rules or regulations of the Securities and Exchange Commission thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ MAYER, BROWN, ROWE & MAW LLP

MAYER, BROWN, ROWE & MAW LLP

JBO/WAL